Exhibit 10.1

EXECUTION VERSION

STOCKHOLDER AGREEMENT

This STOCKHOLDER AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2015, by and between CIBER, Inc., a Delaware corporation (the “Company”), and Bobby G. Stevenson, the 1989 Bobby G. Stevenson Revocable Trust, the Bobby G. Stevenson Revocable Trust, and the Dixie Foundation (together with their affiliates and associates, the “Stockholder Group”). The Stockholder Group and the Company are each referred to herein as a “Party” and collectively, as the “Parties.”

RECITALS

WHEREAS, as of the date hereof, the Stockholder Group beneficially owns 6,382,840 shares of common stock of the Company, par value $0.01 per share (“Common Stock”); and

WHEREAS, the Company and the Stockholder Group have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Board Composition and Related Matters.

(a)                                 Paul A. Jacobs has informed the Company of his decision not to seek re-election at the Company’s 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”).  The Company shall not re-nominate Mr. Jacobs as a director of the Board at the 2015 Annual Meeting.  In connection with the foregoing, the Company shall pay Mr. Jacobs the amount set forth on Schedule 1(a) in respect of his prior service as chairman and director of the Board. To fill the vacancy created by Mr. Jacob’s departure from the Board, the Board shall nominate for election to the Board at the 2015 Annual Meeting an individual who qualifies as an “independent director” for purposes of the listing qualification rules of the New York Stock Exchange (the “NYSE”) and other applicable policies of the Company.

(b)                                 The Company represents and warrants to the Stockholder Group that Professor Dr. Kurt J. Lauk has notified the Company in writing that he will resign as a director of the Board, effective as of the date of the 2015 Annual Meeting. To fill the vacancy created by Professor Dr. Lauk’s departure from the Board, the Board shall appoint to the Board an individual who qualifies as an “independent director” for purposes of the listing qualification rules of the NYSE and other applicable policies of the Company.

(c)                                  The Company represents and warrants to the Stockholder Group that Jim Spira has notified the Company in writing that he will resign as a director of the Board, effective as of the date of the 2015 Annual Meeting. To fill the vacancy created by Mr. Spira’s departure from the Board, the Board shall appoint to the Board an individual who qualifies as an “independent director” for purposes of the listing qualification rules of the NYSE and other applicable policies of the Company.  In connection with Mr. Spira’s resignation, the Company shall pay Mr. Spira the amount set forth on Schedule 1(c) in respect of his service as a director of the Board.

(d)                                 The Special Committee of the Board formed by resolution of the Board on March 6, 2015 (the “Special Committee”) shall carry out the functions and duties of the Nominating/Corporate Governance Committee of the Board (the “Nominating Committee”), in connection with replacing Mr. Jacobs, Professor Dr. Lauk and Mr. Spira as directors of the Board in accordance with Sections 1(a) — (c); provided, however, that following the dissolution of the Special Committee, the Board shall take action to assume such functions and duties in connection with replacing such directors.  The Parties agree on the procedures set forth on Schedule 1(d) in relation to the foregoing.

(e)                                  Immediately following the execution of this Agreement, the Board shall appoint Mr. Stevenson as a member of the Special Committee. The Parties agree on the procedures set forth on Schedule 1(e) in relation to the foregoing.

(f)                                   The Company and Mr. Stevenson agree that, immediately following the 2015 Annual Meeting, Mr. Stevenson shall serve temporarily as acting Chairman of the Board with no compensation therefor until such time as the Board shall appoint a new Chairman of the Board to replace Mr. Stevenson.

(g)                                  The Board shall nominate Mr. Stevenson as a director of the Board at the Company’s 2016 Annual Meeting of Stockholders to serve a three-year term.

2.                                      Voting.

(a)                                 During the time period starting on the date hereof and ending on the day after the 2017 Annual Meeting of the Company’s stockholders (the “Commitment Period”), each member of the Stockholder Group shall, and shall cause its applicable Representatives to, appear in person or by proxy, or deliver a consent or consent revocation, as applicable, at each Stockholder Meeting and in respect of any solicitation of written consents of stockholders and to vote all shares of Common Stock beneficially owned by such person and over which such person has voting power at such Stockholder Meeting or solicitation by written consent in favor of each nomination and proposal recommended by the Board and against each nomination and proposal not recommended by the Board, as set forth in the Board’s applicable definitive proxy statement or consent solicitation statement filed in respect thereof.

(b)                                 No member of the Stockholder Group shall execute any proxy card, consent, consent revocation or voting instruction form in respect of any Stockholder Meeting or action by written consent of stockholders other than the proxy card, consent, consent revocation and related voting instruction form being solicited by or on behalf of the Board.  Each member of the Stockholder Group agrees that it shall not, and that it shall not permit any of its Representatives to, directly or indirectly, take any action inconsistent with this Section 2.

3.                                      Standstill.  Except as contemplated by this Agreement, without the prior written consent of the Board, during the Commitment Period, each member of the Stockholder Group shall not, and shall cause its Representatives not to, directly or indirectly:

(a)                                 (i) acquire, offer or agree to acquire, or acquire rights to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a group, through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities which would result in the Stockholder Group and its Representatives (together with any other person or group) owning, controlling or otherwise having any beneficial ownership interest in 15.0% or more of the then-outstanding shares of the Common Stock; or (ii) knowingly sell, offer or agree to sell, all or substantially all, directly or indirectly, through swap or hedging transactions or otherwise, the voting securities of the Company or any voting rights decoupled from the underlying voting securities held by the Stockholder Group and its Representatives to (A) any Third Party which would result in such Third Party, together with its Representatives, having any beneficial ownership interest of 5.0% or more of the then-outstanding shares of Common Stock (except for Schedule 13G filers that are mutual funds, pension funds or index funds or similar passive institutional investors with no known history of activism); or (B) Lone Star Value Investors, LP or any of its affiliates and associates (“Lone Star Value”).

(b)                                 except as contemplated by Section 1(g) of this Agreement, (i) nominate or recommend for nomination a person for election at any Stockholder Meeting at which directors of the Board are to be elected or any solicitation of written consents of stockholders of the Company to remove any directors of the Board; (ii) initiate, encourage or participate in any solicitation of proxies or consents in respect of any election contest or removal contest with respect to the Company’s directors; (iii) submit any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (iv) initiate, encourage or participate in any solicitation of proxies or consents in respect of any stockholder proposal for consideration at, or bring any other business before, any Stockholder Meeting; (v) initiate, encourage or participate in any solicitation of written consents of stockholders; or (vi) initiate, encourage or participate in any “withhold” or similar campaign with respect to any Stockholder Meeting or any solicitation of written consents of stockholders;

(c)                                  except as contemplated by Section 1(g) of this Agreement, form, join or in any way participate in any group with respect to any voting securities of the Company in connection with any election or removal contest with respect to the Company’s directors (other than with other members of the Stockholder Group or one or more of their affiliates to the extent that any such person signs a joinder to this Agreement reasonably agreeable to the Company);

(d)                                 except as contemplated by Section 2(a) of this Agreement, deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof;

(e)                                  except as contemplated by Section 2(a) of this Agreement, seek, alone or in concert with others, to amend any provision of the Company’s articles of incorporation or Bylaws; provided, however, that nothing herein shall be deemed to restrict the ability of Mr. Stevenson to propose any changes he deems appropriate in accordance with his fiduciary duties as a director of the Company;

(f)                                   except as contemplated by Section 2(a) of this Agreement, effect or seek to effect, offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, any acquisition of 15.0% or more of any securities, or any material assets or businesses, of the Company or any of its subsidiaries; any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving 15.0% or more of any of the voting securities or any of the material assets or businesses of the Company or any of its subsidiaries; or any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses; or

(g)                                  enter into any discussions, negotiations, agreements or understandings with any Third Party with respect to the foregoing, or advise, assist, encourage or seek to persuade any Third Party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

4.                                      Press Release and SEC Filings.

(a)                                 No later than four Business Days following the date hereof or as otherwise agreed to by the Parties, the Company and the Stockholder Group shall announce the entry into this Agreement and the material terms hereof by means of a mutually agreed upon press release in the form attached hereto as Exhibit A or as otherwise agreed to by the Parties (the “Mutual Press Release”). Prior to the issuance of the Mutual Press Release, neither the Company nor the Stockholder Group shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.  No Party or any of its Representatives shall make any public statement (including, without limitation, in any filing required under the Exchange Act) concerning the subject matter of this Agreement inconsistent with the Press Release.

(b)                                 No later than four Business Days following the date hereof, the Stockholder Group shall file with the SEC a Schedule 13D, in compliance with Section 13 of the Exchange Act, reporting its entry into this Agreement, disclosing applicable items to conform to its obligations hereunder and appending this Agreement as an exhibit thereto (the “Schedule 13D”).  The Schedule 13D shall be consistent with the Mutual Press Release and the terms of this Agreement.  The Stockholder Group shall provide the Company and its Representatives with a reasonable opportunity to review the Schedule 13D prior to it being filed with the SEC and consider in good faith any comments of the Company and its Representatives. The Schedule 13D shall be filed no later than two Business Days after receipt of comments by the Company and its Representatives.

(c)                                  No later than four Business Days following the date hereof, the Company shall file with the SEC a Current Report on Form 8-K, reporting its entry into this Agreement and appending this Agreement and the Mutual Press Release as an exhibit thereto (the “Form 8-K”).  The Form 8-K shall be consistent with the Mutual Press Release and the terms of this Agreement.  The Company shall provide the Stockholder Group and its Representatives with a reasonable opportunity to review and comment on the Form 8-K prior to the filing with the SEC and consider in good faith any comments of the Stockholder Group and its Representatives.

5.                                      Mutual Non-Disparagement.  During the Commitment Period, each Party shall not, and shall not permit any of its Representatives to, publicly disparage or criticize (or make any other public statement or communication that might reasonably be construed to be derogatory, critical of, negative toward, or detrimental to) the other Party, its business or any current or former directors, officers or employees of the other Party, as applicable. Except for amendments to the Schedule 13D made solely to report a change in the level of ownership of Common Stock, the Stockholder Group shall not, and shall not permit any of its Representatives to, make any public announcement or public statement regarding the Company, its business or any current or former directors, officers or employees of the Company.

6.                                      Confidentiality.

(a)                                 Each member of the Stockholder Group acknowledges that certain information concerning the business and affairs of the Company (“Confidential Information”) may be disclosed to the Stockholder Group and its Representatives by the Company and its Representatives.  Each member of the Stockholder Group agrees that the Confidential Information shall be kept confidential and that the Stockholder Group and its Representatives shall not disclose any of the Confidential Information in any manner whatsoever without the specific prior written consent of the Company unless pursuant to paragraph (b) below; provided, however, that the term “Confidential Information” shall not include information that (i) was in or enters the public domain, or was or becomes generally available to the public, other than as a result of the disclosure by any member of the Stockholder Group or any of its Representatives in violation of the terms of this Agreement or any other agreement imposing an obligation on a member of the Stockholder Group or such Representative to keep such information confidential; or (ii) was independently developed or acquired by any member of the Stockholder Group without violating any of the obligations of any member of the Stockholder Group or any of its Representatives under this Agreement or any other confidentiality agreement, or under any other contractual, legal, fiduciary or binding obligation of any member of the Stockholder Group or any of its Representatives and without use of any Confidential Information.  Each member of the Stockholder Group shall undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information, to accept responsibility for any breach of this Section 6 by any of its Representatives, including taking all reasonable measures (including Proceedings) to restrain its Representatives from prohibited or unauthorized disclosures or uses of the Confidential Information. For the avoidance of doubt, the term “Confidential Information” shall include any information relating to the discussions or negotiations between the Special Committee and its Representatives, on the one hand, and Lone Star Value and its Representatives, on the other hand.

(b)                                 In the event that any member of the Stockholder Group or any of its Representatives is required to disclose any Confidential Information by oral questions, interrogatories, requests for information or documents, subpoenas, civil investigative demands or similar processes (a “Legal Requirement”), such member of the Stockholder Group and its Representatives shall (i) provide the Company prompt notice of such Legal Requirement so that the Company may seek an appropriate protective order and waive compliance with the provisions of this Agreement; and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow any disclosure pursuant to such Legal Requirement.  If, in the absence of a protective order or the receipt of a waiver hereunder, such member of the

Stockholder Group is advised by its outside legal counsel that it is legally required to disclose such Confidential Information, such member of the Stockholder Group may disclose to the required person that portion (and only that portion) of the Confidential Information that such counsel has advised it is required to be disclosed; provided, however, that such member of the Stockholder Group shall give the Company written notice as far in advance of its disclosure as is reasonably practicable and shall cooperate using commercially reasonable efforts in assisting the Company in connection with the Company seeking to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed.

(c)                                  For the avoidance of doubt, the obligations under this Section 6 shall be in addition to, and not in lieu of, Mr. Stevenson’s confidentiality obligations under Delaware law, applicable corporate policies of the Company, and the Letter Agreement effective as of June 16, 2011 by and between Mr. Stevenson and the Company (the “Letter Agreement”).

7.                                      Waiver. The Company hereby waives any and all rights it may have pursuant to Section 10 (Termination of Benefits) of the Letter Agreement, solely with respect to any action taken by Mr. Stevenson and his Representatives and affiliates prior to the date hereof; provided, however, that such waiver by the Company shall be of no force or effect if any of the representations and warranties made by the Stockholder Group in Section 10(a) are inaccurate.

8.                                      Compliance with Securities Laws.  Each member of the Stockholder Group acknowledges that the U.S. securities laws generally prohibit any person who has received from an issuer material, non-public information concerning such issuer from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.                                      Affiliates and Associates.  The obligations of each member of the Stockholder Group herein shall be understood to apply, jointly and severally, to each of their respective affiliates and associates, and their respective Representatives, and each member of the Stockholder Group agrees that it shall cause each of its respective affiliates and associates and their Representatives to abide by the terms of this Agreement as if such affiliates and associates and their Representatives were parties to this Agreement.

10.                               Representations and Warranties.

(a)                                 Mr. Stevenson represents and warrants that he is sui juris and of full capacity. Each member of the Stockholder Group represents and warrants that it has full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly executed and delivered by each member of the Stockholder Group, constitutes a valid and binding obligation and agreement of each member of the Stockholder Group and is enforceable against each member of the Stockholder Group in accordance with its terms.  Each member of the Stockholder Group represents and warrants that, as of the date of this Agreement, the Stockholder Group beneficially owns 6,382,840 shares of the Common Stock, has voting authority over such shares, and owns no Synthetic Equity Interests or any Short Interests in the

Company.  Each member of the Stockholder Group represents and warrants that it has not formed, and is no member of, any group with any other person in respect of any securities of the Company (other than a group that includes all or some of the persons identified on the Schedule 13G filed by the Stockholder Group on February 11, 2013).  Mr. Stevenson represents and warrants that (i) since October, 2014, neither he nor any of his Representatives has had any discussions or negotiations, either written or oral, with Lone Star Value or any of its affiliates, associates or Representatives (except for one telephone call between Mr. Stevenson’s outside counsel and Lone Star Value’s outside counsel on or about March 9, 2015) and (ii) there are no contracts, arrangements, understandings or relationships (legal or otherwise) existing between Mr. Stevenson and Lone Star Value or any of its affiliates, associates or Representatives (except that Mr. Stevenson serves together with Richard K. Coleman on the Board).

(b)                                 The Company hereby represents and warrants that it has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and that this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company and is enforceable against the Company in accordance with its terms.

11.                               Termination.  This Agreement shall terminate following the end of the Commitment Period.  Notwithstanding the foregoing,

(a)                                 the obligations of the Stockholder Group pursuant to Section 2, Section 3 and Section 5 shall terminate immediately in the event the Company materially breaches its obligations or representations and warranties in Section 1 or Section 5 or the representations and warranties in Section 10(b) if such breach has not been cured within 30 days following written notice of such breach or any of Messrs. Jacobs, Lauk or Mr. Spira remain on the Board after the 2015 Annual Meeting; provided, however, that any termination in respect of a breach of Section 5 requires a determination of a court of competent jurisdiction that the Company has materially breached Section 5; and

(b)                                 the obligations of the Company pursuant to Section 1, Section 5 and Section 7 shall terminate immediately in the event the Stockholder Group materially breaches its obligations in Section 2, Section 3 or Section 5 or the representations and warranties in Section 10(a) if such breach has not been cured within 30 days following written notice of such breach; provided, however, that any termination in respect of a breach of Section 5 requires a determination of a court of competent jurisdiction that the Stockholder Group has materially breached Section 5.

12.                               Expenses.  Each Party shall be responsible for its own fees and expenses incurred in connection with the negotiation, execution and effectuation of this Agreement and the transactions contemplated hereby.

13.                               Notices.  All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered by hand, with written confirmation of receipt; upon sending if sent by facsimile to the facsimile numbers below, with electronic confirmation of sending; one day after being sent by a nationally recognized overnight carrier to the addresses set forth below; or when actually delivered if sent by any other method that results in delivery, with written confirmation of receipt:

If to the Company: CIBER, Inc. 6363 South Fiddler’s Green Circle Suite 1400 Greenwood Village, Colorado 80111 Attention: General Counsel Facsimile: (303) 224-4125	with a copy (which shall not constitute notice) to: Vinson & Elkins L.L.P. 1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Attention: Kai H. Liekefett, Esq. Facsimile: (713) 615-5678
If to the Stockholder Group: Bobby G. Stevenson 5251 DTC Parkway, Suite 285 Greenwood Village, Colorado 80111 Facsimile: (303) 221-3626	with a copy (which shall not constitute notice) to: Jones & Keller, P.C. 1999 Broadway, Suite 3150 Denver, Colorado 80202 Attention: Reid A. Godbolt, Esq. Facsimile: (303) 573-8133

14.                               Governing Law; Jurisdiction; Jury Waiver.  This Agreement, and any disputes arising out of or related to this Agreement (whether for breach of contract, tortious conduct or otherwise), shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to its conflict of laws principles.  The Parties agree that exclusive jurisdiction and venue for any lawsuit, claim or other proceeding arising out of or related to this Agreement (collectively, “Proceedings”) shall exclusively lie in the Court of Chancery of the State of Delaware or, if such Court does not have subject matter jurisdiction, to the Superior Court of the State of Delaware or, if jurisdiction is vested exclusively in the Federal courts of the United States, the Federal courts of the United States sitting in the State of Delaware, and any appellate court from any such state or Federal court.  Each Party waives any objection it may now or hereafter have to the laying of venue of any such Proceeding, and irrevocably submits to personal jurisdiction in any such court in any such Proceeding and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any court that any such Proceeding brought in any such court has been brought in any inconvenient forum.  Each Party consents to accept service of process in any Proceeding by service of a copy thereof upon either its registered agent in the State of Delaware or the Secretary of State of the State of Delaware, with a copy delivered to it by certified or registered mail, postage prepaid, return receipt requested, addressed to it at the address set forth in Section 13.  Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by law.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING.

15.                               Specific Performance.  Each member of the Stockholder Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party would occur in the event any provision of this Agreement were not performed in accordance with such provision’s specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that each member of the Stockholder Group, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other Party hereto shall not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 15 shall not be the exclusive remedy for any violation of this Agreement.

16.                               Certain Definitions and Interpretations.  As used in this Agreement:  (a) “Annual Meeting” means each annual meeting of stockholders of the Company and any adjournment, postponement, reschedulings or continuations thereof; (b) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder; (c) the terms “affiliate,” “associate,” “beneficial ownership,” “group,” “person,” “proxy,” and “solicitation” (and any plurals thereof) have the meanings ascribed to such terms under the Exchange Act; (d) the term “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Colorado are authorized or obligated to be closed by applicable law; (e) the term “Representatives” means a person’s affiliates and associates and its and their respective directors, officers, employees, partners, members, managers, consultants, legal or other advisors, agents and other representatives; (f) the term “SEC” means the U.S. Securities and Exchange Commission; (g) “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, by such person, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company’s equity securities by, manage the risk of share price changes for, or increase or decrease the voting power of, such person with respect to the shares of any class or series of the Company’s equity securities, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company’s equity securities; (h) “Stockholder Meeting” means each annual or special meeting of stockholders of the Company, or any other meeting of stockholders held in lieu thereof, and any adjournment, postponement, reschedulings or continuations thereof; (i) “Synthetic Equity Interests” means any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by such person, the purpose or effect of which is to give such person economic risk similar to ownership of equity securities of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions are determined by reference to the price, value or volatility of any shares of any class or series of the Company’s equity securities, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company’s equity securities, without regard to whether (i) the derivative, swap or other transactions convey any voting rights in such equity securities to such person; (ii) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such equity securities; or (iii) such person may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and (j) the term “Third Party” means any person that is not a Party, a member of the Board, a director or officer of the Company, or legal counsel to any Party.  In this Agreement, unless a clear contrary intention appears, (i) the word “including” (in its various forms) means “including, without limitation;” (ii) the words “hereunder,” “hereof,” “hereto” and words of similar import are references in this Agreement as a whole and not to any particular provision of this Agreement; (iii) the word “or” is not exclusive; and (iv) references to “Sections” in this Agreement are references to Sections of this Agreement unless otherwise indicated.

17.                               Miscellaneous.

(a)                                 Except for the Letter Agreement, this Agreement contains the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

(b)                                 This Agreement is solely for the benefit of the Parties and is not enforceable by any other persons.

(c)                                  This Agreement shall not be assignable by operation of law or otherwise by a Party without the consent of the other Party.  Subject to the foregoing sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by and against the permitted successors and assigns of each Party.

(d)                                 Neither the failure nor any delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

(e)                                  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their reasonable best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

(f)                                   Any amendment or modification of the terms and conditions set forth herein or any waiver of such terms and conditions must be agreed to in a writing signed by each Party.

(g)                                  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or caused the same to be executed by its duly authorized representative, as of the date first above written.

BOBBY G. STEVENSON

/s/ Bobby G. Stevenson
Bobby G. Stevenson

1989 BOBBY G. STEVENSON REVOCABLE TRUST

By:	/s/ Bobby G. Stevenson
Name: Bobby G. Stevenson
Title: Trustee

BOBBY G. STEVENSON REVOCABLE TRUST

By:	/s/ Bobby G. Stevenson
Name: Bobby G. Stevenson
Title: Trustee

DIXIE FOUNDATION.

By:	/s/ Bobby G. Stevenson
Name: Bobby G. Stevenson
Title: Trustee

CIBER, INC.

By:	/s/ Stephen Kurtz
Name:	Stephen Kurtz
Title:	Chairman of the Special Committee

Exhibit A

Mutual Press Release

A-1

Ciber Announces Plan to Enhance Board Composition by

Adding Three New Independent Directors

Enters into Support Agreement with Founder Bobby G. Stevenson

GREENWOOD VILLAGE, Colo., MONTH XX, 2015 — Ciber, Inc. (NYSE: CBR), a leading global information technology consulting, services and outsourcing company, today announced that its Board of Directors has adopted a plan to enhance the overall composition of the Board by seeking to add three new independent directors.  The Board is actively recruiting new candidates and has engaged a leading executive search firm to help identify strong nominees.

Following Lone Star Value Investors, LP’s public letter on February 27, 2015, Ciber created a Special Committee of the Board composed entirely of independent directors to evaluate the composition of the Board.  The Special Committee is focused on ensuring the Company’s directors have the appropriate mix of skills and experience necessary to support Ciber’s management team in devising and implementing the optimal strategy to create shareholder value.

“Given our ever-evolving industry, the Board believes it is essential to regularly add new directors and to broaden the expertise, experience, diversity and perspectives of the Board,” said Stephen S. Kurtz, Chairman of the Special Committee.  “We look forward to working collaboratively with the new directors to continue advancing Ciber’s position as a leading global IT consulting company and to enhancing value for all Ciber shareholders.”

As part of the plan, Paul A. Jacobs, non-executive chairman, Professor Dr. Kurt J. Lauk and James C. Spira will leave the Board on the date of the Company’s 2015 Annual Meeting.  Following the 2015 Annual Meeting, Bobby G. Stevenson, Ciber co-founder and a member of the Board, will serve as acting chairman until a new chairman has been identified.

Mr. Kurtz added, “On behalf of the entire Board, I would like to thank Paul, Kurt and Jim for their numerous contributions to Ciber.  They have provided valuable insight and direction, and we wish them luck in their future endeavors.”

In connection with the appointment of three new independent directors, the Company has entered into a support agreement with Mr. Stevenson, who owns approximately 6.4 million shares of Ciber common stock representing approximately 8.1 % of the Company’s outstanding shares.  Under the agreement, Mr. Stevenson has agreed to vote his shares in accordance with all of the proposals recommended by the Board until the 2017 Annual Meeting.

“The Ciber Board is committed to enhancing shareholder value, and we believe the plan announced today will significantly enhance the composition of the Board and benefit all shareholders,” said Mr. Stevenson.  “As one of Ciber’s largest shareholders, I fully support our CEO, Michael Boustridge, and the rest of the Company’s management team, who have worked tirelessly to reposition the Company to address the dynamic trends in the industry and deliver future growth.  By continuing to offer clients the capabilities and services that help them get the most out of their technology investment, I am confident that Ciber will create enhanced value for our shareholders.”

Additional details regarding the agreement entered into by Ciber with Mr. Stevenson will be filed with the Securities and Exchange Commission.

Vinson & Elkins LLP and Bryan Cave LLP served as legal advisor to Ciber.  Mr. Stevenson was represented by Jones & Keller, P.C.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to our operations, results of operations and other matters that are based on our current expectations, estimates, forecasts and projections. Words, such as “anticipate,” “believe,” “could,” “expect,” “estimate,” “intend,” “may,” “opportunity,” “plan,” “positioned,” “potential,” “project,” “should,” and “will” and similar expressions, are intended to identify these forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Forward-looking statements are based on assumptions as to future events that may not prove to be accurate. Risks, uncertainties and other factors that could cause actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to, risks that: our results of operations may be adversely affected if we are unable to execute on the key elements of our strategic plan or our strategic plan proves to be less successful than anticipated; if we are not able to anticipate and keep pace with rapid changes in technology, our business may be negatively affected;  a data security or privacy breach could adversely affect our business; we may experience declines in revenue and profitability if we do not accurately estimate the cost of engagements conducted on a fixed-price basis; our business could be adversely affected if our clients are not satisfied with our services, and we could face damage to our professional reputation and/or legal liability; termination of a contract by a significant client and/or cancellation with short notice could adversely affect our results of operations; our results of operations can be adversely affected by economic conditions and the impacts of economic conditions on our clients’ operations and technology spending; if we do not continue to improve our operational, financial and other internal controls and systems to manage our growth and size or if we are unable to enter, operate and compete effectively in new geographic markets, our results of operations may suffer and the value of our business may be harmed; our brand and reputation are key assets and competitive advantages of our Company and our business may be affected by how we are perceived in the marketplace; our future success depends on our ability to continue to retain and attract qualified sales, delivery and technical employees; we cannot guarantee that we are in compliance with all applicable laws and regulations; if we are unable to protect our intellectual property rights from unauthorized use or infringement by third parties, our business could be adversely affected; our services or solutions could infringe upon the intellectual property rights of others, or we might lose our ability to utilize rights we claim in intellectual property or the intellectual property of others; if we are unable to collect our receivables, our results of operations and cash flows could be adversely affected; our credit agreement, an asset-based loan facility, limits our operational and financial flexibility; our revenues, operating results and profitability will vary from quarter to quarter and may result in increased volatility in the price of our stock; our international operations expose us to additional risks that could have adverse effects on our business and operating results; the IT services industry, in the U.S. and internationally, is highly competitive, with increased focus on offshore capability and we may not be able to compete effectively in this evolving marketplace; our operations are vulnerable to disruptions that may impact our results of operations and from which we may not recover; we might not be successful at identifying, acquiring, or integrating businesses or entering into joint ventures; we could incur additional losses due to further impairment in the carrying value of our goodwill; we depend on contracts with various public sector agencies for a significant portion of our revenue and, if the spending policies or budget priorities of these agencies change, we could lose revenue; unfavorable government audits could require us to adjust previously reported operating results, to forego anticipated revenue and subject us to penalties and sanctions; we have adopted anti-takeover defenses that could make it difficult for another company to acquire control of Ciber or limit the price investors might be willing to pay for our stock, thus affecting the market price of our securities.  For a more detailed discussion of these factors, see the information under the “Risk Factors” heading in our Annual Report on Form 10-K for the year ended December 31, 2014, and other documents filed with or furnished to the Securities and Exchange Commission. We undertake no obligation to publicly update any forward-looking statements in light of new information or future events. Readers are cautioned not to put undue reliance on forward-looking statements.

About Ciber, Inc.

Ciber is a leading global IT consulting company with some 6,500 consultants and contractors in North America, Europe and Asia/Pacific, and approximately $1 billion of annual business. Client focused and results driven, Ciber partners with organizations to develop technology strategies and solutions that deliver tangible business value.  Founded in 1974, the company trades on the New York Stock Exchange (NYSE: CBR). For more information, visit www.ciber.com.

Important Additional Information

The Company, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at the Company’s upcoming 2015 Annual Meeting.  The Company intends to file a proxy statement and proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with any such solicitation of proxies from the Company’s stockholders. STOCKHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Exhibit 99.1 to the Company’s Form 8-K filed on the date hereof contains information regarding the direct and indirect interests, by security holdings or otherwise of the Company’s directors and executive officers in the Company’s securities.  In the event that holdings of the Company’s securities change from the amounts disclosed in such Form 8-K, the changes will be set forth in SEC filings on Forms 3, 4, and 5.  More detailed and updated information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the Company’s upcoming 2015 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov.  Copies will also be available at no charge at the Company’s website at www.ciber.com in the section “Investor Relations”.

Contact:

Investor Relations:

Christian Mezger

303-267-3857

cmezger@ciber.com

Media Relations:

Bonnie Bird

303-220-0100

bbird@ciber.com